EXHIBIT 4.2

CSR plc
Global Share
Purchase Plan

Approved by shareholders in general meeting on
23 May 2012

Table of Contents

1.	Invitations	1
1.1	Announcement of intention to operate Plan	1
1.2	Persons who must be invited to participate	1
1.3	Contents of application form	1
1.4	Duration of participation	1
1.5	Applicable Offering Period	2
2.	Employee Contributions	2
2.1	Payroll deductions	2
2.2	Reducing payroll deductions	2
2.3	Discontinuing payroll deductions	2
2.4	Limit on number of changes to payroll deductions	2
3.	Withdrawal from the Plan	2
4.	Plan Limits	3
4.1	Ten per cent in ten years	3
4.2	Calculation	3
5.	Plan Accounts and purchase of Plan Shares	3
5.1	Plan Accounts	3
5.2	Purchase Price	4
5.3	Number of Plan Shares purchased	4
5.4	Scaling down	4
5.5	Unused cash balances	4
6.	Change in employment status	4
6.1	Cessation of Relevant Employment	4
6.2	Death	4
6.3	Injury, ill health, disability etc	5
6.4	Meaning of ceasing to be in Relevant Employment	5
7.	Corporate events	5
7.1	Change of control, reconstruction, amalgamation or winding up	5
7.2	Meaning of “obtains Control of the Company”	6
7.3	Reorganisation or merger	6
8.	Adjustment	6
8.1	Power to make adjustments	6

9.	Withholding taxes	6
9.1	Deductions	6
9.2	Execution of documentation by Participant	6
10.	Issue and listing of Plan Shares	7
10.1	Rights attaching to Plan Shares	7
10.2	Availability of Plan Shares	7
10.3	Listing of Plan Shares	7
11.	Relationship of Plan to contract of employment	7
11.1	Contractual provisions	7
11.2	Deemed agreement	7
11.3	Rights not transferable	8
12.	Administration of Plan	8
12.1	Committee’s responsibilities	8
12.2	Committee’s decision final and binding	8
12.3	Cost of Plan	8
13.	Amendment and discontinuance of Plan	8
13.1	Amendments to Plan	8
13.2	Rights of existing Participants	9
13.3	Termination of Plan	9
14.	Notices	9
14.1	Notice by Committee	9
14.2	Deceased Participants	9
14.3	Notice to Committee	10
15.	Governing Law and Jurisdiction	10
15.1	Plan governed by English law	10
15.2	English courts to have jurisdiction	10
15.3	Jurisdiction agreement for benefit of Company	10
15.4	Participant deemed to submit to such jurisdiction	10
16.	Interpretation	10
16.1	Definitions	10
16.2	Interpretation	12

1.	Invitations

1.1	Announcement of intention to operate Plan

The Committee may, in its absolute discretion, from time to time, announce its intention to invite Eligible Employees in accordance with this Rule 1 to apply to participate in the Plan.  Where the Committee decides to operate the Plan it shall set all the terms and conditions of each Offering Period under the Plan, including:

1.1.1	the duration of each Offering Period (which shall be no longer than 27 months and may consist of a series of overlapping periods);

1.1.2	the duration of each Accumulation Period (which shall be no longer than 12 months);

1.1.3	the maximum limit on each Participant’s contributions to his Plan Account per Accumulation Period;

1.1.4	any aggregate limitation on the number of Plan Shares which may be purchased by Participants in any Offering Period or Accumulation Period; and

1.1.5	any other terms and conditions consistent with these Rules.

1.2	Persons who must be invited to participate

Where the Committee announces its intention to invite Eligible Employees to participate in the Plan, it shall issue an application form to every person who is, or will on the day preceding the first day of an Offering Period, be an Eligible Employee.  For the avoidance of doubt, invitations shall not be made at any time when Dealing Restrictions apply.

1.3	Contents of application form

An application form shall be in such form as the Committee determines from time to time but shall require an Eligible Employee to state the contribution which he wishes to make to his Plan Account on each pay date which shall not exceed the maximum limit stated on the application form.  Such contribution shall be expressed as a whole percentage of the Eligible Employee’s basic pay.

The application form shall be filed with the Company at the prescribed location within such prescribed period determined by the Committee prior to the commencement of the Offering Period.

1.4	Duration of participation

Once an Eligible Employee has applied to participate in the Plan, he shall continue to participate until the earliest of:

1.4.1	cessation of Relevant Employment;

1.4.2	his withdrawal from the Plan in accordance with Rule 3;

1.4.3	the end of the Offering Period in which his contributions are discontinued in accordance with Rule 2.3

1.5	Applicable Offering Period

For the purposes of calculating the Purchase Price, the applicable Offering Period shall be determined as follows:

1.5.1
once a Participant has applied to participate in the Plan for an Offering Period, that Offering Period shall continue to apply to him until the earliest of a) the end of such Offering Period; b) the end of his participation under 1.4 above, and c) application to participate in a subsequent Offering Period;

1.5.2
where the Market Value of Plan Shares on the first trading day of the Offering Period in which the Participant is participating is higher than on the first trading day of any subsequent Offering Period, the Participant shall automatically participate in the Plan for each subsequent Offering Period;

1.5.3
when a Participant reaches the end of an Offering Period but his participation is to continue then the Participant shall automatically participate in the Offering Period that commences immediately after the end of the prior Offering Period.

2.	Employee Contributions

2.1	Payroll deductions

A Participant may purchase Plan Shares by means of payroll deductions which shall occur on each payday during participation in the Plan.  Where it is not possible or practicable to make a payroll deduction, the Committee may determine an alternative method of participation.

2.2	Reducing payroll deductions

Subject to Rule 2.4, a Participant may reduce (but not increase) the rate of payroll deductions (which must continue to be expressed as a whole percentage of salary) by completing a new application form.  The new deduction shall be effective as soon as reasonably practicable following receipt of the application by the Company.

2.3	Discontinuing payroll deductions

Subject to Rule 2.4, a Participant may discontinue payroll deductions by giving notice to the Company.  The discontinuance shall be effective as soon as reasonably practicable following receipt of the notice by the Company.  A Participant who has discontinued deductions may recommence these by completing a new application form for the next Accumulation Period.

2.4	Limit on number of changes to payroll deductions

The Committee may limit the number of changes a Participant may make in accordance with Rule 2.2 during any Accumulation Period or Offering Period.

3.	Withdrawal from the Plan

A Participant may withdraw from the Plan by giving notice to the Company at any time prior to the final day of an Accumulation Period.  Payroll deductions will cease as soon as reasonably practicable thereafter and the Participant’s Plan Account will be refunded to him in cash.  For the avoidance of doubt, no interest will be paid on the Plan Account and no Plan Shares will be purchased for the Participant.  Partial withdrawals shall not be permitted.  Following withdrawal from the Plan, a former Participant may only rejoin the Plan from the start of a subsequent Offering Period.

4.	Plan Limits

4.1	Ten per cent in ten years

The aggregate number of Plan Shares which may be issued or committed to be issued in the preceding ten year period under

—	the Plan; or

—	pursuant to options or awards granted under any other Employees’ Share Scheme (whether or not discretionary) operated by the Company shall not exceed ten per cent of the Company’s issued ordinary share capital at any time.

4.2	Calculation

For the purpose of the limits contained in this Rule 4:

—	for as long as required by the Association of British Insurers Investment Committee guidelines treasury shares shall be included in the limits as if they were new issue shares;

—	there shall be disregarded any Plan Shares where the right to acquire the Plan Shares has lapsed or been renounced;

—
there shall be disregarded any Plan Shares which the Trustees have purchased, or determined that they will purchase, in order to satisfy the purchase of Plan Shares or exercise of an option or the vesting of other rights of an employee under any Employees’ Share Scheme operated by the Company;

—
any Plan Shares issued under the Plan and any other Employees’ Share Scheme operated by the Group shall be taken into account once only (when the option is granted or the right awarded) and shall not fall out of account when the option is exercised or other rights vest; and

—
there shall be disregarded any Plan Shares subject to an option or other rights of an employee under an Employees’ Share Scheme which were granted prior to the listing of the Company’s shares on the London Stock Exchange.

5.	Plan Accounts and purchase of Plan Shares

5.1	Plan Accounts

The Company shall maintain a Plan Account in the name of each Participant and all contributions to the Plan deducted by payroll shall be credited to such Plan Account.  Amounts credited to Plan Accounts shall not be trust funds and may be co-mingled with the Company’s general assets and used for general corporate purposes.  No interest shall be paid on amounts held in Plan Accounts.

5.2	Purchase Price

The Purchase Price for each Plan Share acquired at the end of an Accumulation Period shall be the product of (i) the Exchange Rate at such date and (ii) the lower of:

—	85% of the Market Value of a Plan Share on the last trading day in the Accumulation Period; and

—	85% of the Market Value of a Plan Share on the first trading day of the Offering Period.

5.3	Number of Plan Shares purchased

At the end of the Accumulation Period, the funds in a Participant’s Plan Account shall be used to purchase the number of Plan Shares calculated by dividing the funds in the Plan Account by the Purchase Price, provided that the Participant has not withdrawn from the Plan under Rule 3 or ceased to be in Relevant Employment under Rule 6.1.  Any unused cash balances shall be dealt with as set out in Rule 5.5•

5.4	Scaling down

Where the aggregate number of Plan Shares to be purchased by Participants at the end of an Accumulation Period exceeds any limit imposed by the Committee under Rule 1.1.4, the number of Plan Shares which each Participant shall be entitled to purchase shall be calculated as:

Number of Plan Shares available x	number of Plan Shares which Participant has elected to purchase number of Plan Shares which all Participants have elected to purchase

5.5	Unused cash balances

Following the end of an Accumulation Period, any amounts remaining in a Participant’s Plan Account representing funds which could not be used to purchase a whole Plan Share shall be carried over in the Participant’s Plan Account to the next Accumulation Period.

Any amounts remaining in the Participant’s Plan Account by virtue of the scaling down provisions in Rule 5.4, shall be refunded to the Participant in cash via payroll or such other method as determined by the Committee.

6.	Change in employment status

6.1	Cessation of Relevant Employment

Subject to Rules 6.2 and 6.3, where a Participant ceases to be in Relevant Employment he shall be deemed to have withdrawn from the Plan in accordance with Rule 3.

6.2	Death

If a Participant dies, his personal representatives may use the funds in his Plan Account to purchase Plan Shares at the end of the next practicable Accumulation Period.

6.3	Injury, ill health, disability etc

If a Participant ceases to be in Relevant Employment by reason of:

—	injury, ill health or disability;

—	redundancy within the meaning of the Employment Rights Act 1996 or other relevant legislation;

—	the Participating Company which employs him ceasing to be a Group Member;

—	the undertaking or part of the undertaking which employs him being transferred to a person who is not a Group Member; or

—	any other circumstances determined by the Committee

the Participant may use the funds in his Plan Account to purchase Plan Shares at the end of the Accumulation Period then in progress.  For the avoidance of doubt, if the Participant does not give notice in writing to the Company within such period determined by the Committee that he wishes to use the funds in accordance with this rule 6.3, the provisions of Rule 3 will apply.

6.4	Meaning of ceasing to be in Relevant Employment

For the purpose of Rule 6.1, a Participant shall not be treated as ceasing to be in Relevant Employment until he no longer holds any office or employment with a Group Member.  For the avoidance of doubt, Relevant Employment will not cease if the Participant goes on military leave or another bona fide leave of absence if this has been approved by his employer in writing.

7.	Corporate events

7.1	Change of control, reconstruction, amalgamation or winding up

Subject to Rule 7.3, if a person:

7.1.1	obtains Control of the Company as a result of:

—
making a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

—	making a general offer to acquire all the shares in the Company of the same class as the Plan Shares; or

7.1.2	becomes entitled or bound to acquire shares in the Company under sections 979 to 982 of the Companies Act 2006; or

7.1.3
proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 899 of the Companies Act 2006 proposed for the purposed of or in connection with a scheme for the reconstruction of the Company or its amalgamation with other company or companies; or

7.1.4	if notice is given of a resolution for the voluntary winding-up of the Company any Offering Period shall terminate immediately prior to completion of the relevant event and Plan Shares shall be purchased pursuant to Rule 5.

7.2	Meaning of “obtains Control of the Company”

For the purpose of Rule 7 a person shall be deemed to have obtained Control of the Company if he and others Acting In Concert with him have together obtained Control of it.

7.3	Reorganisation or merger

Where an event occurs under Rule 7.1 and:

—	the shareholders of the Acquiring Company, immediately after it has obtained Control, are substantially the same as the shareholders of the Company immediately before the event; or

—	the obtaining of Control amounts to a merger with the Company, and the Acquiring Company agrees, the Offering Period shall continue and payroll deductions shall continue to be made.  At the end of the Accumulation Period, contributions shall be used to purchase shares in the Acquiring Company.  The Rules shall continue to apply but, where appropriate, references to “Company” and “Plan Shares” shall be read as if they were references to the acquiring company shares in that company, save that in the definition of “Committee” the reference to “Company” shall be read as if it were a reference to CSR plc.

8.	Adjustment

8.1	Power to make adjustments

In the event of a Reorganisation, the number of Plan Shares offered under the Plan, the individual Participant Share limitation and the price of any Shares that the Participant has elected to purchase may be adjusted in such manner as the Committee in its absolute discretion shall determine.

9.	Withholding taxes

9.1	Deductions

Unless the Participant discharges any liability that may arise himself, the Company or any Group Member (as the case may be) may withhold such amount, or make such other arrangements as it may determine appropriate, for example to sell or withhold Plan Shares, to meet any liability to taxes, social security contributions or any other costs arising in respect of the purchase of Plan Shares.

9.2	Execution of documentation by Participant

The Committee may require a Participant to execute a document in order to bind himself contractually to any such arrangement as is referred to in Rule 9.1.  It shall be a condition of the purchase of Plan Shares that the executed document is returned by the specified date unless the Committee determines otherwise.

10.	Issue and listing of Plan Shares

10.1	Rights attaching to Plan Shares

All Plan Shares issued and /or transferred under the Plan shall, as to voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the Plan Shares of the same class in issue at the date of issue or transfer save as regards any rights attaching to such Plan Shares by reference to a record date prior to the date of such issue or transfer.

10.2	Availability of Plan Shares

Plan Shares may be acquired under the Plan via subscription, direct purchase in the market and/or the transfer of Shares held by the Company or the Trustees or any combination thereof determined by the Committee.

Where the Committee has determined that acquisitions of Plan Shares will be satisfied via subscription (whether directly to the Participant or indirectly via the Trustees), the Company shall at all times use its reasonable endeavours to keep available sufficient authorised but unissued Plan Shares to satisfy the acquisition of those Plan Shares.

10.3	Listing of Plan Shares

If and so long as Plan Shares are listed and traded on a stock exchange the Company shall apply for the listing of Plan Shares issued under the Plan as soon as practicable.

11.	Relationship of Plan to contract of employment

11.1	Contractual provisions

Notwithstanding any other provision of the Plan:

—	the Plan shall not form part of any contract of employment between any Group Member and an Eligible Employee;

—	the benefit to an Eligible Employee of participation in the Plan shall not form any part of their remuneration or count as their remuneration for any purpose and shall not be pensionable; and

—
an Eligible Employee who ceases to be in Relevant Employment for any reason shall not be entitled to compensation for the loss or diminution in value of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any rights held by them which lapse by reason of their ceasing to be in Relevant Employment) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise or anything analogous thereto in any jurisdiction.

11.2	Deemed agreement

By applying to participate in the Plan, an Eligible Employee is deemed to have agreed to the provisions of these Rules, including this Rule 11.

11.3	Rights not transferable

The rights of any Participant under the Plan shall not be transferable.  If a Participant purports to transfer, assign or otherwise alienate his rights under the Plan, this will be treated as a withdrawal from the Plan by that Participant under Rule 3.

12.	Administration of Plan

12.1	Committee’s responsibilities

12.1.1
The Committee shall set the terms and conditions for each Offering Period under the Plan, including the duration thereof, the duration of Accumulation Periods, the maximum limit on each Participant’s contributions to his Plan Account, any limitations on the number of Plan Shares that may be purchased by each Participant or all Participants in aggregate and all other terms and conditions consistent with the provisions of the Plan.

12.1.2
The Committee shall be responsible for, and shall have the conduct of, the administration of the Plan and may delegate the administration of the Plan to such party or parties as it may determine in its absolute discretion.  The Committee may from time to time make, amend or rescind regulations for the administration of the Plan provided that such regulations shall be consistent with the Rules.

12.2	Committee’s decision final and binding

The decision of the Committee shall be final and binding in all matters relating to the Plan, including but not limited to the resolution of any dispute concerning, or any inconsistency or ambiguity in the Rules or any document used in connection with the Plan.

12.3	Cost of Plan

The cost of introducing and administering the Plan shall be met by the Company.  The Company shall be entitled, if it wishes, to charge an appropriate part of such cost to a Subsidiary.

13.	Amendment and discontinuance of Plan

13.1	Amendments to Plan

13.1.1
The Committee may from time to time amend the Rules provided that without the prior approval of the Company in general meeting, an amendment may not be made for the benefit of existing or future Participants to the Rules relating to:

—	the persons who may participate in the Plan;
—	the limit on the aggregate number of Plan Shares which may be acquired under the Plan;
—	the limit on the number of Plan Shares which may be acquired by Participants;
—	the basis for determining a Participant’s entitlement to and the terms of Plan Shares to be provided and for the adjustments thereof on a Reorganisation;
—	this Rule 13.1;

Except for

—	an amendment which is of a minor nature and benefits the administration of the Plan; or

—
an amendment which is of a minor nature and is necessary or desirable in order to take account of a change of legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the Plan, the Company or some other Group Member, including the adoption of a sub plan.

13.1.2
The Committee may add to, vary or amend the Rules of the Plan by way of separate schedules in order that the Plan may operate to take account of local legislative and regulatory treatment for Participants or the relevant Participating Company, provided that the parameters of those arrangements will provide no greater benefits than those described in these Rules.

13.2	Rights of existing Participants

An amendment may not adversely affect the rights of an existing Participant except where the amendment has been approved by those existing Participants who would be adversely affected by the amendment in such manner as would be required by the Company’s articles of association (with appropriate changes) if the Plan Shares which would be so adversely affected had been issued or transferred to them (so that they had become shareholders in the Company) and constituted a separate class of shares.

13.3	Termination of Plan

The Plan shall terminate on the tenth anniversary of its Approval Date.  Notwithstanding this, the Committee may suspend or discontinue the Plan at any time and without advance notice.

14.	Notices

14.1	Notice by Committee

Save as provided for by law, any notice, document or other communication given by, or on behalf of, the Committee or to any person in connection with the Plan shall be deemed to have been duly given if delivered to him at his place of work, if he is in Relevant Employment if sent by e-mail to such e-mail address as may be specified by him from time to time, or sent through the post in a pre-paid envelope to the postal address last known to the Company to be his address and, if so sent, shall be deemed to have been duly given on the date of posting.

14.2	Deceased Participants

Save as provided for by law, any notice, document or other communication so sent to a Participant shall be deemed to have been duly given notwithstanding that such Participant is then deceased (and whether or not the Committee has notice of his death) except where his personal representatives have established their title to the satisfaction of the Committee and supplied to the Committee an e-mail or postal address to which notices, documents and other communications are to be sent.

14.3	Notice to Committee

Save as provided for by law, any notice, document or other communication given to the Committee in connection with the Plan shall be delivered or sent by hand or sent by email, fax or post to the Company Secretary at the Company’s registered office or such other e-mail or postal address as may from time to time be notified to Participants but shall not in any event be duly given unless and until it is actually received at the registered office or such e-mail or postal address.

15.	Governing Law and Jurisdiction

15.1	Plan governed by English law

The formation, existence, construction, performance, validity and all aspects whatsoever of the Plan, any term of the Plan and any rights granted under it shall be governed by English law.

15.2	English courts to have jurisdiction

The English courts shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan.

15.3	Jurisdiction agreement for benefit of Company

The jurisdiction agreement contained in this Rule 15 is made for the benefit of the Company only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction.

15.4	Participant deemed to submit to such jurisdiction

By applying to participate in the Plan, a Participant is deemed to have agreed to submit to such jurisdiction.

16.	Interpretation

16.1	Definitions

In this Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

Accumulation Period means the period or periods, determined by the Committee at its discretion, during an Offering Period during which contributions may be made towards the purchase of Shares under the Plan;

Acquiring Company means a company which obtains Control of the Company in the circumstances referred to in Rule 7.1;

Acting In Concert has the meaning given to that expression in The City Code on Takeovers and Mergers in its present form or as amended from time to time;

Approval Date means the date on which the Plan is approved by shareholders in general meeting;

Committee means the Remuneration Committee of the Company or a duly authorised committee of it;

Company means CSR plc incorporated in England and Wales under company number 04187346;

Control has the meaning given to it by section 719 of ITEPA 2003;

Dealing Day means any day on which the London Stock Exchange is open for the transaction of business;

Dealing Restrictions means restrictions on dealings imposed by statute, order or regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code;

Eligible Employee means an individual who satisfies the conditions set out below:

—	is an employee or executive director of a Participating Company;

—	has not given or been given notice to terminate his employment with the Group; and

—	satisfies any further eligibility criteria set by the Committee

Employees’ Share Scheme has the meaning set out in section 1166 of the Companies Act 2006;

Exchange Rate means the rate of conversion into UK pounds sterling as reported in the Financial Times for a particular day (or if such day is not a business day in London, then of the immediately preceding day in London), or such other independent, public and accurate source comparable to the Financial Times as selected by the Board in its absolute discretion;

Flotation Date means the date of the first admission of the Company’s share capital to trading on the London Stock Exchange;

Purchase Price means the amount per Plan Share payable in pounds sterling determined in accordance with Rule 5.2;

Group means the Company and all Subsidiaries of the Company from time to time and Group Member shall be construed accordingly;

ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003;

London Stock Exchange means the London Stock Exchange plc or any successor body;

Market Value on any day means

(a)	if at the relevant time Plan Shares are listed in the Daily Official List of the London Stock Exchange, the middle market quotation taken from the Official List on the preceding Dealing Day; or

(b)	where the Plan Shares are not so listed, the market value of a Plan Share as determined by the Board by applying the principles described in Part VIII of the Taxation of Chargeable Gains Act 1992.

Model Code means the Model Code on directors’ dealings in securities as set out in Listing Rule 9, Annex 1 of the Listing Rules issued by the UK Listing Authority in its present form and as amended from time to time;

Offering Period means each period with respect to which the opportunity to participate in the Plan Shares may be offered to Eligible Employees;

Participant means an individual who elects to participate in the Plan;

Participating Company means the Company or a Subsidiary;

Plan means the CSR plc Global Share Purchase Plan as amended from time to time;

Plan Account means the account established for each Participant in accordance with Rule 5.1;

Plan Shares means ordinary shares in the capital of the Company;

Relevant Employment means employment with any Group Member;

Reorganisation means any variation in the share capital of the Company, including but without limitation a capitalisation issue, rights issue, vendor rights offer, vendor placing with clawback, cash open offer or bonus issue, sub-division, consolidation or reduction in the capital of the Company;

Rules mean the rules of the Plan;

Subsidiary means a company which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006 over which the Company has Control; and

Trustees means the trustees of the CSR plc Employee Benefit Trust and any other trust created by a Group Member which, when taken together with the Plan, constitutes an Employees’ Share Scheme.

16.2	Interpretation

In the Plan, unless otherwise specified:

—
save as provided for by law a reference to writing includes any mode of reproducing words in a legible form and reduced to paper or electronic format or communication including, for the avoidance of doubt, correspondence via e-mail; and

—	the Interpretation Act 1978 applies to the Plan in the same way as it applies to an enactment.

This report has been prepared for and only for the Company and for no other purpose.  We do not accept or assume any liability or duty of care for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

© 2012 PricewaterhouseCoopers LLP.  All rights reserved.  In this document, “PwC” refers to PricewaterhouseCoopers LLP (a limited liability partnership in the United Kingdom), which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.